For further information, contact:
John B. Kelley, Vice President
808-525-8422
E-mail: invrel@alexanderbaldwin.com

                                        FOR IMMEDIATE RELEASE
                                        December 24, 1998




              A&B COMPLETES RECAPITALIZATION, PARTIAL SALE OF C&H


     HONOLULU, December 24, 1998 -- Alexander & Baldwin, Inc. (NASDAQ: ALEX) today announced completion of a recapitalization of California and Hawaiian Sugar Company, Inc. (C&H), in partnership with an investor group including Citicorp Venture Capital, Ltd.

     A&B received approximately $70 million in net proceeds from the transaction. This amount consisted of $45 million in cash, after the planned repayment of $60 million of certain C&H indebtedness, and $25 million in senior preferred stock. A&B also retained roughly a 40-percent equity interest in the recapitalized C&H. The transaction will have a $16 million negative impact on A&B's reported 1998 net income.

     "The completion of this transaction is of strategic importance to A&B," noted Allen Doane, A&B's president and chief executive officer. "It will permit us to focus better on our core businesses and, at the same time, it strengthens the Company's balance sheet. We are committed to taking action to increase shareholder value."

     Alexander & Baldwin, Inc., headquartered in Honolulu, has two major subsidiaries: Matson Navigation Company, Inc. (ocean transportation) and A&B-Hawaii, Inc. (property development and management, and food products). Additional information about A&B may be found at its web site: www.alexanderbaldwin.com. Statements in this press release that are not
------------------------
historical facts are "forward-looking" statements that involve a number of risks and uncertainties described on page 27 of the Company's 1997 annual report to shareholders. These factors could cause actual results to differ materially from those projected in the statements.

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